UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act Of 1934

Filed by Registrant {X}

Filed by a Party other than the Registrant { }

Check the appropriate box:
{ } Preliminary Proxy Statement
{ } Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive Additional Materials
{ } Soliciting Material Pursuant to §240.14a-12

Vineyard National Bancorp
____________________________________________________
(Name of Registrant as Specified In Its Charter)

______________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X } No fee required.
{ } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
_______________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:
___________________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_____________________________________________________________________________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:
___________________________________________________________________________________________________________________________________
(5) Total fee paid:
___________________________________________________________________________________________________________________________________
{ } Fee paid previously with preliminary materials:
{ } Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

1260 Corona Pointe Court
Corona, California 92879

March 13, 2008

CONSENT REVOCATION STATEMENT
BY
THE BOARD OF DIRECTORS OF VINEYARD NATIONAL BANCORP
IN OPPOSITION TO
A CONSENT SOLICITATION BY JON SALMANSON AND NORMAN MORALES

This Consent Revocation Statement is furnished by the Board of Directors (the “Board”) of Vineyard National Bancorp, a California corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, no par value (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written shareholder consents by Jon Salmanson and Norman Morales.

Mr. Salmanson is a shareholder of the Company. Mr. Morales is also a shareholder of the Company and was a director and the Chief Executive Officer of each of the Company and its wholly-owned subsidiary, Vineyard Bank, N.A. (the “Bank”), until January 23, 2008, at which time he agreed to resign as a director and his employment with the Company and the Bank was terminated.

On February 25, 2008, Messrs. Salmanson and Morales publicly announced their intention to seek to replace your Board of Directors with a slate of as yet unnamed individuals in order to pursue certain strategic objectives which your Board considers to be ill-advised. Messrs. Salmanson and Morales are asking you to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to permit them to nominate a slate of directors for possible election at the Company’s 2008 Annual Meeting of Shareholders that they otherwise would not have the ability to nominate.  Specifically, Messrs. Salmanson and Morales are asking you to: (1) amend Article III, Section 3 of the Company’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer or president of the Company resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter; (2) amend Article II, Section 2 of the Company’s Bylaws to require the Company’s Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders; and (3) to repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 and before the effectiveness of the foregoing Bylaw amendments.

As addressed in greater detail in this statement, your Board believes that the following considerations should be taken into account when determining whether to give your consent to the proposals offered by Messrs. Salmanson and Morales:

•
If Messrs. Salmanson and Morales’ proposals are adopted, the Bylaws will be amended to permit them to nominate directors without adhering to the current director nomination process intended to protect the interests of all shareholders.

•
Your Board has adopted strategic objectives which it deems to be prudent and necessary to address severe and abrupt changes associated with this adverse business cycle that have already contributed to the declining profitability, additional problem assets and increased provisioning for loan losses that the Company recently experienced.

•
Certain strategic objectives which Messrs. Salmanson and Morales seek to pursue are ones which your Board considers to be risky and ill-advised during this adverse business cycle and in light of the Bank’s current risk profile.

•
Unlike the unnamed individuals which Messrs. Salmanson and Morales may nominate, your Board has extensive experience with the Company during past business cycles which makes it uniquely qualified to implement a responsible business plan that will protect all shareholders during this adverse business cycle.

YOUR BOARD STRONGLY BELIEVES THAT THE SOLICITATION BEING UNDERTAKEN BY MESSRS. SALMANSON AND MORALES IS NOT IN THE BEST INTERESTS OF THE SHAREHOLDERS.  THEREFORE, YOUR BOARD UNANIMOUSLY OPPOSES THE SOLICITATION. WE URGE OUR SHAREHOLDERS TO REJECT THE SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY GIVEN. DO NOT DELAY.  TO ENSURE THAT YOUR BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD TODAY.

Your Board strongly urges you not to sign any white consent card sent to you by Messrs. Salmanson and Morales but instead to sign and return the BLUE card included with these materials.

If you have previously signed and returned the white consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the "REVOKE CONSENT" boxes on the enclosed BLUE Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, your consent revocation is important. Please act today.

If your shares are held in "street name," only your broker or your banker can execute, withhold or revoke consents. Please follow the instructions included on your consent revocation card and contact the person responsible for your account and instruct him or her to submit a BLUE Consent Revocation Card on your behalf today.

The record date ("Record Date") for the determination of the Company's shareholders who are entitled to execute, withhold or revoke consents relating to Messrs. Salmanson and Morales’ consent solicitation is February 25, 2008. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Messrs. Salmanson and Morales’ consent solicitation.

The Bylaw amendments proposed in Messrs. Salmanson and Morales’ consent solicitation will become effective if the properly completed and unrevoked consents to their proposals from the holders of record as of the close of business on the Record Date of a majority of the shares of the Company’s Common Stock are delivered to the Company by April 25, 2008.  See “Consent Procedure.”

This Consent Revocation Statement is being filed with the Securities and Exchange Commission on March 13, 2008. This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to shareholders on March 13, 2008.

If you have any questions about giving your consent revocation or require assistance, please call:

D.F. KING & CO. INC.
48 Wall Street
New York, New York 10005
Shareholders Call Toll-Free at: 800-967-7921
Banks and Brokers Call Collect at: 212-269-5550

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this Consent Revocation Statement may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and could impact the Company and the statements contained in this Consent Revocation Statement can be found in the Company’s filings with the Securities and Exchange Commission (“SEC”) including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.  For forward-looking statements in this Consent Revocation Statement, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and other protections under the Federal securities laws.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

DESCRIPTION OF MESSRS. SALMANSON AND MORALES’ CONSENT SOLICITATION

As set forth in Messrs. Salmanson and Morales’ Consent Solicitation Statement filed with the SEC on March 10, 2008, Messrs. Salmanson and Morales are seeking your written consent to the following three proposals:

(1)            To amend Article III, Section 3 of the Company’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer or president of the Company resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter;

(2)            To amend Article II, Section 2 of the Company’s Bylaws to require the Company’s Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders; and

(3)            To repeal each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 and before the effectiveness of the foregoing Bylaw amendments.

The full text of the proposed amendments to Article III, Section 3 and Article II, Section 2 of the Company’s Bylaws is set forth in Annex I to this Consent Revocation Statement.

REASONS TO REJECT MESSRS. SALMANSON AND MORALES’ CONSENT SOLICITATION PROPOSALS

If Messrs. Salmanson and Morales’ proposals are adopted, the Bylaws will be amended to permit them to nominate directors without adhering to the current director nomination process intended to protect the interests of all shareholders.

The Company’s existing director nomination process reflects corporate governance practices intended to protect the interests of all shareholders, not just a few. The nomination process in our Bylaws was implemented with the approval of the Board, including Mr. Morales, in order to ensure that qualified individuals are nominated to serve as members of the Company’s Board.

In contrast, if the proposed Bylaw amendments are adopted, Messrs. Salmanson and Morales’ nominees, and any other shareholder's nominees, if and when they are announced, will have been selected for any reason, or for no objective reason, and without review by the Company’s independent Nominating Committee or the Board.

We believe that the Bylaw amendments have been proposed solely to permit Messrs. Salmanson and Morales to acquire effective control over the management and strategic objectives of the Company rather than to improve our corporate governance. The proposed Bylaw amendments do not appear to be offered for the purpose of correcting any perceived defect in our Bylaws relating to shareholder rights. Instead, Messrs. Salmanson and Morales are relying upon those shareholder rights in order to seek consent to their proposed Bylaw changes, changes that, by their express terms, are only applicable under the termination-of-service circumstances that Mr. Morales has experienced and, in the Board’s view, primarily serve the personal interests of Messrs. Salmanson and Morales rather than shareholders generally.

Your Board has adopted strategic objectives which it deems to be prudent and necessary to address severe and abrupt changes associated with this adverse business cycle that have already contributed to the declining profitability, additional problem assets and increased provisioning for loan losses that the Company recently experienced.

The Company recently experienced significant write-downs and increased provisioning for loan losses due to asset quality issues during 2007. There were significant increases in our non-accrual loans and other real estate owned, primarily related to tract construction and land loans.  Further deterioration in general market and economic conditions may increase the risk of additional potential losses. The Board strongly believes that the circumstances that have contributed to the decline in our profitability, the increase in our problem assets, and the additional provisioning for losses, require corrective actions based upon strategic objectives that effectively address the abrupt and significant changes which have occurred in our operating environment. The core strategic objectives adopted by the Board are the following:

Reduce the Overall Risk Profile of the Company. This objective includes the significant reduction of single family residential tract construction lending and land development projects, enhanced borrower sponsorship requirements, increased and expanded core deposit growth, expanded business and commercial real estate lending in supportive sub-markets, enhanced balance sheet management through stabilized asset growth and allowing for capital formation to be accretive to ratios and reserves;

Loan Portfolio Management.  In order to produce a base of stabilized long-term earnings, the Bank seeks to proactively rebalance the existing loan portfolio and pursue new and diversified business generation to reduce its risk profile, meet its targeted concentration ranges within sub-markets and sub-portfolios, and maintain an overall portfolio yield consistent with quality and sustainable returns;

Liquidity Enhancement and Funding Cost Reduction. The Bank seeks to reduce its funding costs by an intensified focus on low to moderate cost deposits, cash management driven business relationships, the effective repricing of its time deposit portfolio in a decreasing interest rate environment, and reduction of its reliance on higher costing liabilities; and

Corporate Reallocation and Reorganization. To improve its operating efficiencies, the Bank seeks to continually review its resource allocation to ensure the optimum allocation of talent among functions. The Company seeks to continue to deploy and redeploy resources, both personnel and other operating costs, toward achievement of its objectives.

Your Board believes that the critical components of a prudent strategy for the near term require the Company to focus on its core businesses to maximize profitable operations, reduce enterprise risk, address asset quality problems in the existing portfolio and improve credit quality in new asset originations. However, it is also your Board’s strong belief that certain of the strategic objectives proposed by Messrs. Salmanson and Morales will significantly exacerbate the risk of loss to the Company and the Bank in this adverse operating environment.

Certain strategic objectives which Messrs. Salmanson and Morales seek to pursue are ones which your Board considers to be risky and ill-advised during this adverse business cycle and in light of the Bank’s current risk profile.

Your Board believes that Messrs. Salmanson and Morales’ proposed Bylaw amendments are solely intended to allow them to pursue what your Board strongly believes to be certain imprudent and risky strategic objectives at a time when risk reduction, capital preservation, and improvement of asset quality are essential.  While Messrs. Salmanson and Morales appear to embrace the four strategic objectives described above which have been adopted by the Company, they also propose three additional strategic objectives that include elements which your Board strongly opposes as being risky and ill-advised during the current business cycle. The three additional strategic objectives identified by Messrs. Salmanson and Morales are as follows:

• Capital Restoration, Stabilization and Liquidity.  Messrs. Salmanson and Morales have identified a fifth strategic objective which they describe as:

“5.            Capital Restoration, Stabilization and Liquidity: The Company would seek supplemental capital in the form of regulatory Tier 1 capital at the parent level with a targeted level not to exceed twenty percent (“20%”) of the existing common share equivalents to augment existing resources. Additionally, the Company would seek out supplemental Tier 2 capital in the targeted level of between 20% and 40% of existing Tier 2 levels in order to provide supplemental liquidity to the Company to support corporate operations, dividends payments and other expenditures or investments. The Company would seek to limit its net asset growth to allow for internal capital formation through retained earnings to also supplement capital levels during this challenging operating environment.”

Although your Board is committed to pursuing favorable opportunities to obtain additional capital during this adverse environment, the strategic objectives adopted by your Board are intended to insure that the Company will not become dependent on obtaining additional capital. Those strategic objectives include steps intended to preserve the financial strength of the Company and protect the capitalization of the Bank during this business cycle by managing our balance sheet, reducing overhead and other expenses, and pursuing earnings at a level which is accretive to capital. It is the Board’s objective to preserve capital and sustain liquidity by focusing on core business strategies that promote sustainable earnings. It is the Board’s belief that by doing so we will promote opportunities to infuse additional capital on more favorable terms to our existing shareholders than we could if our business plans required such additional capital.

Instead of the approach offered by Messrs. Salmanson and Morales, your Board strongly believes that focusing first on the Company’s core businesses in order to maximize profitable operations, reducing enterprise risk, concentrating on improving the credit quality of new loan originations, and working through the asset quality issues in the existing portfolio, are the critical components of a prudent strategy that will reduce our overall risk profile and support both our liquidity needs and capital acquisition opportunities during this adverse business cycle.

Your Board believes that there are important and fundamental differences between our strategic objectives and those of Messrs. Salmanson and Morales in this area. We strongly believe that if we pursue a business plan to preserve our capital and generate revenues to provide sufficient liquidity, we will be better equipped to acquire additional capital during this adverse business cycle on terms that are more favorable to our existing shareholders. We do not believe that this is the time to further leverage the organization, or obtain capital on terms unfavorable to our existing shareholders, in order to finance business plans that might be appropriate in a better economic climate.

• Asset Quality.  Messrs. Salmanson and Morales have identified a sixth strategic objective which they describe as:

“6.            Asset Quality, Nonperforming Loans and Foreclosed Property Disposition: The Company’s continuing exit strategy from the single-family residential (“SFR”) tract construction lending operations will take an accelerated focus on the elimination of completed housing inventory. The Company would continue to seek out orderly disposition of its completed housing projects in default, which include short-payoffs, auctions and providing alternative financing solutions for qualified borrowers unable to source mortgages in today’s difficult and illiquid markets. With regard to finished land lots financings that are within the SFR tract construction lending operations, the Company will also explore the longer term horizon of retaining these prospective foreclosed assets for a period of up to three or four years in order to avoid distressed selling of assets in an illiquid market at substantial discounts. Retaining foreclosed assets for longer periods of time will require supplemental capital in the operating subsidiary, which can be obtained through strategic objective 5 above. With the overall reduction in longer-term funding costs, the Company’s capital and operations may be significantly improved by avoiding distressed liquidation, and augmenting capital with additional resources identified in strategic objective #5 above.”

Rather than representing strategic objectives, the specific tactics described in this additional objective identified by Messrs. Salmanson and Morales for addressing asset quality problems are customary operational activities which the Company normally pursues and will continue to pursue on a loan-by-loan basis to serve the strategic objectives of risk reduction and portfolio management which the Company identified as the first two of its four core strategic objectives.  While these tactics are appropriate and prudent, they are no different than those which your Board is already pursuing.

•            Diversification of Alternative Operating Revenue Channels.  Messrs. Salmanson and Morales have identified a seventh strategic objective which they describe as:

“7.            Diversification of Alternative Operating Revenue Channels: The Company will seek out additional non-interest income revenue channels which may be acquired by the Company. The diversification into synergistic product lines will allow for stabilization of alternative revenue channels that are not directly impacted by the economic interest rate cycles now being experienced.”

Although the objectives identified by Messrs. Salmanson and Morales include the Company’s previously announced objectives to reduce risk, reduce costs, and improve operating efficiencies, their “diversification” objective illustrates certain important differences between the strategic objectives which your Board considers to be in the best interests of the Company and its shareholders and those which Messrs. Salmanson and Morales have presented.  Your Board believes that focusing on the Company’s core businesses to maximize profitable operations, reducing enterprise risk, concentrating on improving the credit quality of new loan originations, and working through the asset quality issues in the existing portfolio, are the core components of a prudent business strategy under the challenging economic circumstances that are expected over the near term. We believe that “diversifying” by adding business units and business lines, whether through organic expansion or acquisitions, would not only carry potentially significant execution and integration risks, but would also interfere with the risk reduction strategies which we consider to be one of the Company’s most important objectives. While your Board believes in diversification and expansion of the Company in the long term, your Board also believes that in the near term the Company needs to focus on its core businesses to achieve the strategic objectives which the Board has adopted and that diversification into new businesses, whether through organic expansion or acquisitions, will jeopardize the Company’s ability to successfully execute our objectives to reduce risk and costs and improve efficiencies.

Unlike the unnamed individuals which Messrs. Salmanson and Morales may nominate, your Board has extensive experience with the Company during past business cycles which makes it uniquely qualified to implement a responsible business plan that will protect all shareholders during this adverse business cycle.

As a result of its substantial experience managing the Company through past business cycles, your Board understands the issues which the Company faces in the current adverse business cycle. Your Board strongly believes that it is therefore better qualified to successfully execute the prudent strategic objectives necessary to protect and promote shareholders’ interests compared to a Board comprised primarily of individuals who have no background or experience with the Company and who presumably will be chosen on the basis of their support for the strategic objectives identified by Messrs. Salmanson and Morales, including objectives which your Board considers to be risky and ill-advised in the near term.

Your Board also has a significant collective ownership interest in the Company and beneficially owned a combined total of 898,970 shares, representing approximately 9.02% of the outstanding shares of the Company’s common stock, as of February 25, 2008. Your Board is therefore composed of members who have a significant stake in the outcome of the strategic objectives which they intend to pursue on behalf of all shareholders.

In addition, except for Mr. LeSieur, who is temporarily acting as our Interim Chief Executive Officer pending the appointment of a permanent replacement for Mr. Morales, your Board is composed of independent directors whose interests are aligned with those of other non-management shareholders.

Your Board strongly believes that the strategic objectives which it has adopted, as well as those which it has opposed, reflect the commitment which your Board has to protecting the Company and the interests of all of its shareholders in the face of important challenges during this adverse business cycle.

YOUR BOARD STRONGLY BELIEVES THAT THE SOLICITATION BEING UNDERTAKEN BY MESSRS. SALMANSON AND MORALES IS NOT IN THE BEST INTERESTS OF THE SHAREHOLDERS.  THEREFORE, YOUR BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY MESSRS. SALMANSON AND MORALES. WE URGE OUR SHAREHOLDERS TO REJECT THE SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY GIVEN.  DO NOT DELAY.  TO ENSURE THAT THE EXISTING BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE CONSENT REVOCATION SOLICITATION

In 2007, your Board began a reassessment of the Company’s strategic objectives in order to address the anticipated impact of adverse market and economic conditions, and directed management to develop and recommend comprehensive, fundamental changes to the Company’s strategy to address, through remedial action and changes to the organization, negative impacts on the Company’s finances, operations and enterprise risk associated with the challenging operating environment which the Board anticipated.  That strategic reassessment continued into 2008.

On January 24, 2008, we announced that Mr. Morales had agreed to resign as a director and that his employment as Chief Executive Officer of both the Company and the Bank was terminated. Mr. Morales’ resignation and the termination of his employment occurred as a result of the Board’s determination that, although there was agreement as to many matters, irreconcilable differences existed between certain important strategic objectives endorsed by Mr. Morales compared to the objectives embraced by all other members Board. Those differences included the Board’s concerns regarding the perceived risks of executing certain strategic objectives endorsed by Mr. Morales, which are described elsewhere in this statement, that your Board believes are risky and ill-advised in the face of challenges which the current adverse business cycle will present.

On January 30, 2008, we announced our preliminary financial results for the year ending December 31, 2007, reflecting significant write-downs of assets and increased provisioning for loan losses, significant increases in the Bank’s non-performing assets and other real estate owned and declining profitability due to a declining interest rate environment and increased operational expense.

On March 10, 2008,  Messrs. Salmanson and Morales filed a Consent Solicitation Statement on Schedule 14A pursuant to which they intend to solicit your consent to amend our Bylaws to permit them to nominate for election a new slate of directors, including Mr. Morales, and thereby replace the current Board. Mr. Morales has also indicated that he would return as the Company’s Chief Executive Officer if asked to serve. In their Consent Solicitation Statement, Messrs. Salmanson and Morales identified several strategic objectives in addition to those which the Company previously announced.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Q:            WHO IS MAKING THIS SOLICITATION?

A:            Your Board of Directors.

Q:            WHAT ARE WE ASKING YOU TO DO?

A:            You are being asked to REJECT the solicitation of Messrs. Salmanson and Morales and REVOKE any consent that you may have delivered in favor of the three proposals described in Messrs. Salmanson and Morales’ Consent Solicitation Statement and, by doing so, retain the Company’s current Bylaws.

Q:            IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:            NO. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with California law and the Company's organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a BLUE Consent Revocation Card, as discussed in the following question and answer.

Q:            WHAT IS THE EFFECT OF DELIVERING A CONSENT REVOCATION CARD?

A:            By marking the "REVOKE CONSENT" boxes on the enclosed BLUE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Messrs. Salmanson and Morales. Even if you have not submitted a consent card, you may submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process.

Q:            WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:            Mark the "REVOKE CONSENT" boxes next to each proposal listed on the BLUE Consent Revocation Card. Then, sign, date and return the enclosed BLUE Consent Revocation Card today to D.F. King & Co., Inc. in the envelope provided. It is important that you date the BLUE Consent Revocation Card when you sign it.

Q:            WHAT HAPPENS IF I DO NOTHING?

A:            If you do not send in any consent that Mr. Salmanson and Mr. Morales may send you and you also do not return the enclosed BLUE Consent Revocation Card, you will effectively be voting AGAINST Messrs. Salmanson and Morales’ proposals.

Q:            WHAT HAPPENS IF SOME OR ALL OF MESSRS. SALMANSON AND MORALES' PROPOSALS PASS?

A:            If unrevoked consents representing a majority of our outstanding Common Stock are delivered to us by April 25, 2008, our Bylaws would be amended as described in this Consent Revocation Statement.

Q:            WHAT IS THE BOARD'S POSITION WITH RESPECT TO MESSRS. SALMANSON AND MORALES' PROPOSALS?

A:            Your Board has determined that Messrs. Salmanson and Morales’ proposals are not in the best interests of the Company's shareholders and that shareholders should reject the proposals. The Board's reasons and recommendations are contained in the section entitled "Reasons to Reject Messrs. Salmanson and Morales’ Consent Solicitation Proposals."

Q:            WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A:            Your Board strongly believes that the solicitation being undertaken by Messrs. Salmanson and Morales is NOT in the best interests of the Company's shareholders. Your Board opposes the solicitation by Mr. Salmanson and Mr. Morales and urges shareholders to REJECT the solicitation and REVOKE any consent previously submitted.

Q:            WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO MESSRS. SALMANSON AND MORALES’ PROPOSALS?

A:            Only the shareholders of record of the Company’s Common Stock on the Record Date, February 25, 2008, are entitled to consent, withhold consent or revoke a previously given consent with respect to Messrs. Salmanson and Morales’ proposals.

Q:            WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:            Please call D. F. King & Co., Inc. toll free at 800-967-7921.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with California law, the record date for determining the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to Messrs. Salmanson and Morales’ consent solicitation is the date fixed in advance by the Company’s Board or, if no record date has been fixed in advance by the Board, the first date on which a signed written consent setting forth the action taken or proposed to be taken in writing without a meeting is delivered to the Company in the manner required by California law and the Company’s organizational documents. On February 25, 2008, the Company received the first signed written consent by Mr. Salmanson and Mr. Morales in connection with the proposals set forth in their Consent Solicitation Statement.  Therefore, the record date for purposes of determining shareholders entitled to execute, withhold or revoke consents relating to Messrs. Salmanson and Morales’ consent solicitation is February 25, 2008 (the “Record Date”).  Only holders of record of Common Stock of the Company as of the close of business on the Record Date may execute, withhold or revoke consents with respect to Messrs. Salmanson and Morales’ consent solicitation.  As the Record Date, there were 9,884,441 shares of Common Stock of the Company outstanding, each entitled to one consent per share.

Only shareholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with Mr. Salmanson and Mr. Morales’ proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of the Company’s Common Stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Consent Revocation Card on their behalf in order to withhold or revoke their consents.

Effectiveness of Consents

Under California law, unless otherwise provided in a corporation’s articles of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s articles of incorporation, as amended and restated, do not prohibit shareholder action by written consent. Under California law, Messrs. Salmanson and Morales’ proposals will become effective if, by April 25, 2008, valid, unrevoked consents signed by the holders of a majority of the shares of the Company’s Common Stock outstanding as of the Record Date are delivered to the Company. Under California law, abstentions and broker non-votes of shares will be treated as the withholding of consent of Messrs. Salmanson and Morales’ proposals and will have the effect of voting such shares against Messrs. Salmanson and Morales’ proposals.

Because Messrs. Salmanson and Morales’ proposals could become effective at any time following the commencement of their solicitation, we urge you to act TODAY to return the BLUE Consent Revocation Card.

Effect of BLUE Consent Revocation Card

A shareholder may REVOKE any previously signed consent by signing, dating and returning to the Company a BLUE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Mr. Salmanson or Mr. Morales. Shareholders are urged, however, to deliver all consent revocations to D.F. King & Co., Inc. The Company requests that if a revocation is instead delivered to Mr. Salmanson and Mr. Morales, a copy of the revocation also be delivered to the Company, c/o D.F. King  Co., Inc., at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the BLUE Consent Revocation Card, you will be deemed to have REVOKED consent to all of Messrs. Salmanson and Morales’ proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Messrs. Salmanson and Morales or by delivering to Messrs. Salmanson and Morales a subsequently dated consent card that Messrs. Salmanson and Morales sent to you.

If any shares of Common Stock that you owned on the record date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, please follow the instructions provided to you or contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o D.F. King & Co., Inc., at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure such instructions are followed.

Results of this Consent Revocation Solicitation

The Company intends to retain an independent inspector of elections in connection with Messrs. Salmanson and Morales’ solicitation. The Company intends to notify shareholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

This solicitation is being made by your Board of Directors. In addition to solicitation by mail, our directors may, without additional compensation, solicit revocations by email, facsimile, in person or by telephone or other forms of telecommunication.

The cost of the solicitation of revocations of consent will be borne by the Company.  The Company has retained D.F. King & Co., Inc., as proxy solicitor at an estimated fee of $75,000, plus reasonable out-of-pocket expenses, including costs associated with contacting shareholders directly, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. The Company has also retained The Abernathy MacGregor Group Inc. as its public relations advisors in connection with the solicitation of revocations. The Company has agreed to pay customary compensation for such services, plus reasonable out-of-pocket expenses. D. F. King & Co., Inc. has advised the Company that approximately 35 of its employees will be involved in the solicitation of revocations by D. F. King & Co., Inc., and on behalf of the Company. In addition, D.F. King & Co., Inc., and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, Frank S. Alvarez, David A. Buxbaum, Charles L. Keagle, James G. LeSieur, Dr. Robb D. Quincey and Joel H. Ravitz, who comprise the Board of Directors of the Company, and Donald H. Pelgrim Jr., who is an Executive Vice President and the Chief Administrative Officer of the Company, may be deemed to be “participants” in this consent revocation solicitation.  Mr. LeSieur is also the Company’s interim Chief Executive Officer and the Chairman of the Board.  Other than the directors and executive officers named herein, no general class of employee of the Company will be employed to solicit shareholders. However, in the course of their regular duties, certain of the Company’s officers and employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

APPRAISAL RIGHTS

Our shareholders are not entitled to appraisal rights in connection with Messrs. Salmanson and Morales’ proposals or this Consent Revocation Statement.

BENEFICIAL OWNERSHIP

Principal Holders

The following table sets forth certain information as to the Common Stock beneficially owned as of February 25, 2008 by each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.

	Number of Shares		Percent of Outstanding
Name	Owned		Shares(4)
NorthPointe Capital, LLC 101 West Big Beaver, Suite 745 Troy, Michigan 48084	913,214	(1)	9.24%

Natcan Investment Management Inc. 1100 University, Suite 400 Montreal, Quebec H3B 2G7 Canada	573,838	(2)	5.81%

One Investments, LLC c/o Douglas M. Kratz 852 Middle Road, Space #205 Battendorf, Iowa 52722	530,000	(3)	5.36%
____________________

(1)	Based solely on information provided in the Schedule 13G filed with the SEC on February 14, 2008.
(2)	Based solely on information provided in the Schedule 13G/A filed with the SEC on February 19, 2008.
(3)	Based solely on information provided in the Schedule 13D filed with the SEC on February 22, 2008.
(4)	Based on 9,884,441 shares outstanding as of February 25, 2008.

Directors and Executive Officers

The following table sets forth certain information as to the Common Stock beneficially owned as of February 25, 2008 by all persons who have served the Company as a director or a named executive officer since January 1, 2007. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares.  Each director’s qualifying shares are included in such director’s total ownership.
	Number of Shares		Percent of Outstanding
Name	Owned		Shares(14)
Frank S. Alvarez	167,022	(1) (2)	1.69%
David A. Buxbaum	125,575	(3)	1.27%
Charles L. Keagle	316,662	(4)	3.18%
James G. LeSieur	9,343	(5)	*
Robb D. Quincey	17,805	(6)	*
Joel H. Ravitz	262,563	(7)	2.62%
Gordon Fong	26,547	(2) (8)	*
Richard Hagan	74,128	(2) (9)	*
Donald Pelgrim	23,315	(10)	*
Michael Cain	16,219	(11)	*
Norman Morales	320,451	(12)	3.21%
All current directors and executive officers as a group (14)	1,087,841	(13)	11.01%

____________________

*	Indicates ownership of less than 1% of the outstanding shares of the Company’s Common Stock.

(1)
Includes 82,476 shares held by Louis M. Alvarez and Frank S. Alvarez as co-trustees of the Manual Alvarez and Lorenza E. Alvarez Trust, 81,892 shares held jointly with Mr. Alvarez’s spouse, 525 shares of restricted Common Stock which vest on February 6, 2009 and 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the Company’s 2005 Restricted Share Plan (the “2005 Plan”).
Does not include 225,040 unallocated shares of Common Stock held by the ESOP Trust Agreement (“Trust”), which was established pursuant to the ESOP.  First Bankers Trust Company is the trustee (“Trustee”) of the Trust.  Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees.  Unallocated shares held in the ESOP and allocated shares for which timely voting instructions are not received by the Trustee will be voted by the Trustee as directed by a committee appointed by the Board of Directors (“ESOP Committee”).  The ESOP Committee is comprised of Messrs. Alvarez, Fong and Hagan and two other employees of the Company.  The ESOP Committee may only act by majority vote and no ESOP Committee member may act individually to vote or sell unallocated shares of Common Stock held by the ESOP.  Each ESOP Committee member disclaims beneficial ownership with respect to the unallocated shares held by the Trust.

(2)

Does not include 225,040 unallocated shares of Common Stock held by the ESOP Trust Agreement (“Trust”), which was established pursuant to the ESOP.  First Bankers Trust Company is the trustee (“Trustee”) of the Trust.  Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees.  Unallocated shares held in the ESOP and allocated shares for which timely voting instructions are not received by the Trustee will be voted by the Trustee as directed by a committee appointed by the Board of Directors (“ESOP Committee”).  The ESOP Committee is comprised of Messrs. Alvarez, Fong and Hagan and two other employees of the Company.  The ESOP Committee may only act by majority vote and no ESOP Committee member may act individually to vote or sell unallocated shares of Common Stock held by the ESOP.  Each ESOP Committee member disclaims beneficial ownership with respect to the unallocated shares held by the Trust.

(3)

Includes 525 shares of restricted Common Stock which vest on February 6, 2009, 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the 2005 Plan, 35,357 shares held by Mr. Buxbaum in two trusts, 939 shares held by Mr. Buxbaum in his IRA and 86,625 shares indirectly owned by Mr. Buxbaum in the Buxbaum & Chakmak partnership for which Mr. Buxbaum disclaims beneficial ownership of the securities held by the partnership to the extent of his pecuniary interest therein.  Of the 86,625 shares held in the partnership, 85,574 shares are pledged to a financial institution for a line of credit to the partnership.

(4)

Includes 227,109 shares held jointly with Mr. Keagle’s spouse, 23,153 shares held in a trust under Mr. Keagle’s spouse’s name, 2,545 shares held by Mr. Keagle’s spouse in her IRA, 3,320 shares held by Mr. Keagle in his IRA, 57,881 shares of Common Stock issuable upon exercise of outstanding stock options, 525 shares of restricted Common Stock which vest on February 6, 2009 and 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the 2005 Plan.

(5)

Includes 4,631 shares held by Mr. LeSieur in his IRA, 1,058 shares held by Mr. LeSieur in the LeSieur family trust, 525 shares of restricted Common Stock which vest on February 6, 2009 and 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the 2005 Plan.

(6)	Includes 15,676 shares held in Dr. Quincey's trust and 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the 2005 Plan.
(7)

Includes 11,575 shares held by Mr. Ravitz in his IRA, 138,915 shares of Common Stock issuable upon exercise of outstanding stock options, 525 shares of restricted Common Stock which vest on February 6, 2009 and 2,129 shares of restricted Common Stock which cliff vest in three years from January 30, 2007 pursuant to the 2005 Plan.

(8)

Includes 13,152 shares of restricted Common Stock granted pursuant to the Company’s restricted share plans which vest as follows:  5,250 shares vest on July 1, 2009; 3,176 shares vest on Feb 7, 2009; 1,575 shares vest on February 13, 2010 and 3,151 shares vest on March 7, 2011; and 946 shares allocated pursuant to the ESOP.

(9)

Includes 62,291 shares of Common Stock issuable upon exercise of outstanding stock options; 8,190 shares of restricted Common Stock granted pursuant to the Company’s restricted share plans which vest as follows: 3,675 shares vest on February 7, 2009; 1,575 shares vest on February 13, 2010; and 2,940 shares vest on March 7, 2011; and 946 shares allocated pursuant to the ESOP.

(10)
Includes 19,950 shares of restricted Common Stock granted pursuant to the Company’s restricted share plans which vest as follows: 5,250 shares vest on October 18, 2008; 10,500 shares vest on November 1, 2010; 4,200 shares vest on March 7, 2010; and 866 shares allocated pursuant to the ESOP.

(11)	Includes 13,933 shares of restricted Common Stock granted pursuant to the Company’s restricted share plans which vest on March 12, 2011; and 287 shares allocated pursuant to the ESOP.
(12)

According to Messrs. Salmanson and Morales’ consent solicitation statement filed with the SEC on March 10, 2008, Mr. Morales’s ownership includes:  239,597 shares owned directly by Mr. Morales, 13,637 shares beneficially owned by Mr. Morales’s sister and brother-in-law, as to which Mr. Morales has voting authority pursuant to a power of attorney, 56,555 shares beneficially owned by Mr. Morales’s sister, as to which Mr. Morales has voting authority pursuant to a power of attorney, and 8,662 shares beneficially owned by a foundation, as to which Mr. Morales is a trustee and as to which Mr. Morales has voting authority pursuant to a power of attorney.

(13)

Includes 101,867 shares granted pursuant to the Company’s restricted share plans, which may be voted by directors and executive officers, 3,922 shares allocated to executive officers pursuant to the ESOP and 259,087 shares which may be acquired by directors and executive officers upon the exercise of stock options exercisable within 60 days of the Record Date.

(14)

Based on 9,884,441 shares outstanding as of February 25, 2008; shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 25, 2008 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR THE 2008 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2008 annual meeting, the proposal must have been received at the Company's offices no later than December 18, 2007.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Solicitation. However, if consents are solicited by Mr. Salmanson, Mr. Morales or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the shares of the Company’s Common Stock may deliver only one copy of the Company’s proxy statement or Notice of Internet Availability of Proxy Materials to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement or Notice of Internet Availability of Proxy Materials to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wished to receive a separate copy of the proxy statement or Notice of Internet Availability of Proxy Materials, now or in the future, should submit a request to the Company by telephone at (951) 271-4232 or by submitting a written request to the Secretary of the Company at Vineyard National Bancorp, 1260 Corona Pointe Court, Corona, California 92879. Beneficial owners sharing an address who are receiving multiple copies of proxy materials, Notice of Internet Availability of Proxy Materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

IMPORTANT INFORMATION REGARDING CONSENT REVOCATION

The Board urges you NOT to return any WHITE consent card solicited from you by Mr. Salmanson and Mr. Morales. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the white consent card.

If you have any questions about revoking any consent you may have previously granted or require any other assistance, please contact our soliciting agent:

D.F. KING & CO. INC.
48 Wall Street
New York, New York 10005
Shareholders Call Toll-Free at: 800-967-7921
Banks and Brokers Call Collect at: 212-269-5550

Annex I

MESSRS. SALMANSON AND MORALES’ PROPOSED AMENDMENTS
TO THE BYLAWS OF VINEYARD NATIONAL BANCORP

1.            Proposed Amendment of Article III, Section 3

Article III, Section 3 of the Company’s Bylaws is amended, by adding the following at the end of the third paragraph:

“Notwithstanding any other provisions of the Company’s Bylaws or Nominating Committee Charter, if a director, chief executive officer or president of the Company resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Bylaws or Nominating Committee Charter, then shareholders may timely nominate directors up and until the matter of elections of directors is closed at the Annual Meeting of Shareholders for the year in which the director, chief executive officer or president resigned, was terminated or otherwise left office. This Article III, Section 3 may only be amended by the vote of holders of a majority of the outstanding shares entitled to vote.”

2.            Proposed Amendment to Article II, Section 2

Article II Section 2 of the Company’s Bylaws is amended, by replacing the first sentence with the following:

“Section 2. Annual Meetings. The annual meeting of shareholders shall be held on such date and at such time as designated by the Board of Directors, but no earlier then the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders. The first sentence of Article II, Section 2 may only be amended by the vote of holders of a majority of the outstanding shares entitled to vote.”

I-1

Annex II

FORM OF CONSENT REVOCATION CARD—BLUE

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
VINEYARD NATIONAL BANCORP

The undersigned, a record holder of shares of common stock, no par value, of Vineyard National Bancorp (the "Company"), acting with respect to all shares of the Company's common stock held by the undersigned at the close of business on February 25, 2008, hereby acts as follows concerning the proposals of Messrs. Jon Salmanson and Norman Morales set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU "REVOKE CONSENT" TO ALL PROPOSALS.  PLEASE SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

PROPOSAL 1:  The amendment of Article III, Section 3 of the Company’s Bylaws to permit shareholders to nominate directors until the time of the Annual Meeting of Shareholders in the event that a director, chief executive officer, or president resigns, is terminated or otherwise leaves office subsequent to the date that shareholders may nominate directors as set forth in the Company’s Bylaws or Nominating Committee Charter, as set forth in Annex I to the Consent Revocation Statement.

[ ] REVOKE CONSENT                                                                 [ ] DO NOT REVOKE CONSENT                                                                 [ ] ABSTAIN

PROPOSAL 2:  The amendment of Article II, Section 2 of the Company’s Bylaws to require the Company’s Annual Meeting of Shareholders be held no earlier than the third Wednesday of May of each year and within at least thirteen (13) months of the previous Annual Meeting of Shareholders, as set forth in Annex I to the Consent Revocation Statement.

[ ] REVOKE CONSENT                                                                 [ ] DO NOT REVOKE CONSENT                                                                 [ ] ABSTAIN

PROPOSAL 3:  The repeal of each provision of the Company’s Bylaws or amendments of the Bylaws that are adopted after August 2, 2007 and before the effectiveness of the Bylaw Amendments.

[ ] REVOKE CONSENT                                                                 [ ] DO NOT REVOKE CONSENT                                                                 [ ] ABSTAIN

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

II-1

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED.   PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:_____________________________________________________________, 2008
Print Name: _____________________________________________________________
Signature (Title, if any):_____________________________________________________
Signature (if held jointly):___________________________________________________
Title or Authority:_________________________________________________________

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.

IMPORTANT

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT MESSRS. SALMANSON AND MORALES’ PROPOSALS. FIRST, DO NOT SIGN MESSRS. SALMANSON AND MORALES’ WHITE CONSENT CARD. SECOND, IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT BY SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT REVOCATION CARD IMMEDIATELY. FINALLY, IF YOU HAVE NOT SIGNED MESSRS. SALMANSON AND MORALES’ CONSENT CARD, YOU CAN SHOW YOUR SUPPORT FOR YOUR BOARD BY SIGNING, DATING AND MAILING THE ACCOMPANYING BLUE CONSENT REVOCATION CARD. PLEASE ACT TODAY.

Your support is important. If you have questions or need assistance in withholding or revoking your consent, please call:

D.F. KING & CO. INC.
48 Wall Street
New York, New York 10005
Shareholders Call Toll-Free at: 800-967-7921
Banks and Brokers Call Collect at: 212-269-5550
Fax: 212-809-8839

PLEASE RETURN YOUR BLUE CONSENT REVOCATION CARD IN THE ENVELOPE PROVIDED. IN ADDITION, YOU MAY ALSO FAX BOTH SIDES OF YOUR BLUE CONSENT REVOCATION CARD TO: 212-809-8839.

THIS CONSENT REVOCATION CARD IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2008.  THE CONSENT REVOCATION STATEMENT AND THIS CONSENT REVOCATION CARD ARE FIRST BEING MAILED TO SHAREHOLDERS ON MARCH 13, 2008.

II-2